UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 10, 2006 (October 6, 2006)
LOUDEYE CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Rainier Avenue South
Seattle, Washington	98144

(Address of Principal Executive Offices)	Zip Code

(206) 832-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Item 8.01 Other Events.
     On October 6, 2006, a purported class action lawsuit captioned, Eli Rodriguez v. Loudeye Corp. et. al., Case No. 06-2-32528-1 SEA, was filed in the Superior Court of the State of Washington for King County against us, our current directors, Nokia Inc. and Loretta Acquisition Corporation, a wholly-owned subsidiary of Nokia Inc. The complaint alleges that Loudeye and our directors breached their fiduciary duties to Loudeye’s stockholders in the evaluation, negotiation, entry into and disclosure of the proposed merger transaction between Loudeye and Nokia. The complaint also alleges that Nokia and Loretta Acquisition Corporation aided and abetted Loudeye and its directors’ alleged breach of their fiduciary duties. The complaint seeks to enjoin Loudeye and Nokia from consummating or closing the proposed merger transaction, or in the event the merger is consummated to rescind and set it aside. The complaint also seeks an award of plaintiffs costs and expenses including legal fees.
     The time for the defendants to respond to the complaints described above has not yet expired and, to date, no motions have been filed by any of the parties to the lawsuit. We intend to vigorously defend against the claims and allegations in the complaint. Defending these actions may require significant attention and resources of management and, regardless of the outcome, result in significant legal expenses.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.
Dated: October 10, 2006	By:	/s/ Eric S. Carnell
Eric S. Carnell
Vice President, General Counsel & Secretary